News from
Arch Coal, Inc.

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FOR IMMEDIATE RELEASE

Arch Coal Receives Request for Additional Information
Regarding the Jacobs Ranch Transaction

ST. LOUIS (May 27, 2009) – Arch Coal, Inc. (NYSE:ACI) announced today that it had received a request for additional information (commonly known as a “Second Request”) from the Federal Trade Commission (“FTC”) in connection with its planned acquisition of the Jacobs Ranch mine from Rio Tinto. The effect of the Second Request is to extend the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) until 30 days after Arch Coal and Rio Tinto have substantially complied with the request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC.

“We believe the Jacobs Ranch acquisition is pro-competitive, and we are confident that it will create substantial value for customers and shareholders alike once completed,” said Steven F. Leer, Arch’s chairman and chief executive officer.

Arch Coal announced its intention to acquire Jacobs Ranch on March 9 and made its initial HSR Act filing on April 23.

St. Louis-based Arch Coal is one of the largest U.S. coal producers, with revenues of $3.0 billion in 2008. Through its national network of mines, Arch supplies cleaner-burning, low-sulfur coal to U.S. power producers to fuel roughly 6 percent of the nation’s electricity. The company also ships coal to domestic and international steel manufacturers as well as international power producers.

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Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.